Exhibit4_28

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following parties on August 24, 2021, in Shanghai, the People’s Republic of China (“China” or the “PRC”).

Party A: Baoyi Investment Consulting (Shanghai) Co., Ltd.

Address: Room 104, Block 94, 149 Yan Chang Road, Jing’an District, Shanghai

Party B: Shanghai Yedu Enterprise Management Co., Ltd.

Address: Block 2, 3, 4, 5, 6, 7, 112-118 Gaoyi Road, Baoshan District, Shanghai

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas,

1. Party A is a wholly-foreign-owned enterprise established in China, and has the necessary resources to provide technical and consulting services;

2. Party B is a company with exclusively domestic capital registered in China and may engage in business management, information technology consulting services, financial consulting (excluding bookkeeping) and tax services (except for items subject to approval in accordance with the law, carry out business activities independently with the business license in accordance with the law) (collectively, the “Principal Business”);

3. Party A is willing to provide Party B with technical support, consulting services and management services on exclusive basis in relation to the Principal Business during the term of this Agreement, utilizing its advantages in technology, human resources, and information, and Party B is willing to accept such services provided by Party A or Party A's designee(s), each on the terms set forth herein.

Now, therefore, through mutual discussion, the Parties have reached the following agreements:

1. Services Provided by Party A

1.1 Party B hereby appoints Party A as Party B's exclusive services provider to provide Party B with complete technical support, business support and related consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all necessary services within the scope of the Principal Business as may be determined from time to time by Party A, such as but not limited to Provides information technology consulting services, management software development, sales computer hardware and software research, development and sales.

1.2 Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A's prior written consent, during the term of this Agreement, Party B shall not directly or indirectly accept the same or any similar consultations and/or services provided by any third party and shall not establish similar corporation relationship with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3 Service Providing Methodology

1.3.1 Party A and Party B agree that during the term of this Agreement, where necessary, Party B may enter into further technical service agreements or consulting service agreements with Party A or any other party designated by Party A, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.3.2 Party B hereby grants to Party A an irrevocable and exclusive option to purchase from Party B, at Party A’s

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sole discretion, any or all of the assets of Party B, to the extent permitted under the PRC laws, at the lowest purchase price permitted by the PRC laws. In this case, the Parties shall enter into a separate assets transfer agreement, specifying the terms and conditions of the transfer of the assets.

2. The Calculation and Payment of the Service Fees

2.1 The Parties agree that in respect to the services provided by Party A to Party B contemplated in this Agreement, Party B shall pay Party A the service fees (the “Service Fees”). During the term of this Agreement, the Service Fees to be paid to Party A by Party B shall be calculated quarterly based on the following formula: the time of services rendered to Party B by the employees of Party A multiplies the corresponding rate, plus amount of the services fees or ratio decided by the board of directors of Party A based on the value of services rendered by Party A and the actual income of Party B from time to time.  In the event the board of directors of Party A does not adjust the aforesaid amount of service fees or ratio, the Service Fees shall be exercised in accordance with the amount of ratio decided by the latest board of directors of Party A. In any event, the service fees shall be substantially equal to all of the net income of Party B, subject to any requirement by PRC law and Article of Association. The following elements shall be taken into consideration in adjusting or deciding the Service Fees:

2.1.1 The complexity and difficulty of the services;

2.1.2 The required time of such services rendered by the employees of Party A;

2.1.3 The exact content and commercial value of the services;

2.1.4 The market price of the services of the same kind.

2.2 As unanimously agreed upon by the Parties, the exact calculation and payment methods of the Service Fees may be amended by entering into a separate written agreement.

2.3 Unless otherwise unanimously agreed upon by the Parties, the Service Fees to be paid by Party B to Party A pursuant to this Agreement shall not include any deduction or offset.

3. Confidentiality Clauses

3.1 The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall  be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.2 The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4. Representations and Warranties

4.1 Party A hereby represents and warrants as follows:

4.1.1 Party A is a wholly owned foreign enterprise legally registered and validly existing in accordance with the laws of China.

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4.1.2 Party A has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement.  Party A’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.1.3 This Agreement constitutes Party A's legal, valid and binding obligations, enforceable in accordance with its terms.

4.2 Party B hereby represents and warrants as follows:

4.2.1 Party B is a company legally registered and validly existing in accordance with the laws of China and has obtained the relevant permit and license for engaging in the Principal Business in a timely manner;

4.2.2 Party B has taken all necessary corporate actions, obtained all necessary authorization and the consent and approval from third parties and government agencies (if any) for the execution, delivery and performance of this Agreement.  Party B’s execution, delivery and performance of this Agreement do not violate any explicit requirements under any law or regulation binding on Party A.

4.2.3 This Agreement constitutes Party B's legal, valid and binding obligations, and shall be enforceable against it.

5. Effectiveness and Term

5.1 This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 20 years.

5.2 The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6. Termination

6.1 Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2 During the term of this Agreement, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days' prior written notice to Party B at any time.

6.3 The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

7. Governing Law and Resolution of Disputes

7.1 The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

7.2 In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party's request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the Shanghai Branch of the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its Arbitration Rules. The arbitration shall be conducted in Shanghai, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

7.3 Upon the occurrence of any disputes arising from the construction and performance of this Agreement or

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during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8. Indemnification

8.1 Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A to Party B pursuant this Agreement, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9. NOTICES

9.1 All notices and other communications required or issued under this agreement shall be delivered to the party below by means of personal delivery, registered mail, postage prepaid or commercial courier service or fax. Each notice should also be delivered by e-mail. The date on which such notices are deemed to have been effectively served is determined as follows:

9.1.1 If the notice is delivered by personal delivery, courier service or registered mail, or prepaid postage, the effective delivery date shall be the date of receipt or rejection at the address set as the notice.

9.1.2 If the notification is sent by fax, the date of successful transmission shall be the effective date of delivery (it shall be evidenced by the automatically generated transmission confirmation message).

9.2 For the purpose of notification, the addresses of both parties are as follows:

Party A: Baoyi Investment Consulting (Shanghai) Co., Ltd.

Address: Room 104, Block 94, 149 Yan Chang Road, Shanghai

Attention: Xuebin ZHUANG

Tel.:

Fax:

Party B: Shanghai Yedu Enterprise Management Co., Ltd.

Address: Block 2、3、4、5、6、7, 112-118 Gaoyi Road, Baoshan district, Shanghai

Attention: Qimin WU

Tel.:

Fax:

9.3 Either party may send a notice to the other party at any time in accordance with the provisions of this Article to change the address at which it receives notices.

10. Assignment

10.1 Without Party A's prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

10.2 Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

11. Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or

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unenforceable provisions.

12. Amendments and Supplements

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

13. Language and Counterparts

This Agreement is written in Chinese language in two copies, each Party having one copy with equal legal validity.

(The remainder is intentionally left blank.)

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(Signature page of Exclusive Business Cooperation Agreement)

Party A:  Baoyi Investment Consulting (Shanghai) Co., Ltd.

Seal:	/s/ Seal of Baoyi Investment Consulting (Shanghai) Co., Ltd.
Legal representative
(Signature):	/s/ Xuebin ZHUANG
Date:

Party B: Shanghai Yedu Enterprise Management Co., Ltd.

Seal:	/s/ Seal of Shanghai Yedu Enterprise Management Co., Ltd.
Legal representative
(Signature):	/s/ Qimin WU
Date:

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